Exhibit 10.1

EXECUTION VERSION

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made as of the 13th day of September, 2012, by and among Response Genetics, Inc., a Delaware corporation (the “Company”), and the investors set forth in Exhibit A hereto (each an “Investor” and collectively, the “Investors”).

Recitals

A.           The Company and each Investor are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended;

B.           Each Investor wishes to purchase from the Company, and the Company wishes to sell and issue to each Investor, upon the terms and conditions stated in this Agreement, the number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), set forth opposite such Investor’s name on Exhibit A hereto (the “Shares”), at a purchase price of $1.10 per share; and

C.           Contemporaneous with the sale of the Common Stock, the parties hereto will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and applicable state securities laws.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common control with, such Person.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Bylaws” means the Amended and Restated Bylaws of the Company, effective as of July 2010.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on September 23, 1999, as amended prior to the date hereof.

“Common Stock” has the meaning ascribed to it in the recitals.

“Company” has the meaning ascribed to it in the preambles.

“Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 under the 1933 Act) of the Company, after due inquiry.

“Confidential Information” means trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information).

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“DGCL” means the Delaware General Corporation Law, as amended.

“Disclosure Schedules” has the meaning ascribed to it in Section 4.

“Effective Date” means the date on which the initial Registration Statement is declared effective by the SEC.

“Effectiveness Deadline” means the date on which the initial Registration Statement is required to be declared effective by the SEC under the terms of the Registration Rights Agreement.

“Environmental Laws” has the meaning ascribed to it in Section 4.16.

“GAAP” has the meaning ascribed to it in Section 4.18.

“GSK Investor” means Glaxo Group Limited.

“Infringe” has the meaning ascribed to it in Section 4.15(d).

“Intellectual Property” means all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; and (v) proprietary computer software (including but not limited to data, data bases and documentation).

“Investor” or “Investors” has the meaning ascribed to it in the preambles.

“Law” means any foreign, federal, state or local law, statute, code, ordinance, rule or regulation of any government or governmental or regulatory entity.

“License Agreements” has the meaning ascribed to it in Section 4.15(b).

“Liens” has the meaning ascribed to it in Section 4.4.

“Material Adverse Effect” means an event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise), business, or prospects of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under the Transaction Documents, excluding, for purposes of each of (i) and (ii), any event, change or occurrence resulting from the announcement or consummation of the transactions contemplated by the Transaction Documents.

“Nasdaq” means The NASDAQ Capital Market.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Prohibited Transaction” has the meaning ascribed to it in Section 5.11.

“Purchase Price” means, with respect to each Investor, the purchase price set forth opposite such Investor’s name on Exhibit A hereto.

“Rule 144” means Rule 144 promulgated by the SEC under the 1933 Act, as amended.

“Registration Rights Agreement” has the meaning ascribed to it in the recitals.

“Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Regulation D” has the meaning ascribed to it in the recitals.

“SEC” has the meaning ascribed to it in the recitals.

“SEC Filings” has the meaning ascribed to it in Section 4.6.

“Shares” has the meaning ascribed to it in the recitals.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Trading Affiliates” has the meaning ascribed to it in Section 5.11.

“Transaction Documents” means this Agreement, the Registration Rights Agreement and any related agreements required to evidence the transactions contemplated hereby.

“Transfer Agent” has the meaning set forth in Section 6.6.

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2.          Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), each Investor severally shall purchase, and the Company shall sell and issue to each Investor, the number of Shares set forth opposite such Investor’s name on Exhibit A hereto, in exchange for the Purchase Price for such Shares as specified in Section 3 below.

3.          Closing. The closing (the “Closing”) of the purchase and sale of the Shares shall take place on the date hereof at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, or at such other location and on such other date as the Company and each Investor shall mutually agree. At the Closing, the Company shall issue the Shares to be purchased by each Investor and, in full consideration and exchange for such Shares, such Investor shall thereupon pay to the Company an amount representing the Purchase Price for such Shares (payable by a wire transfer in same day funds to be sent to the account of the Company as instructed in writing by the Company). Within five (5) Business Days of the Closing, the Company shall cause its Transfer Agent to deliver to each Investor a certificate or certificates, registered in such name or names as such Investor may designate evidencing the Shares issued to such Investor.

4.          Representations and Warranties of the Company. The Company hereby represents and warrants to each Investor that, except as set forth in the schedules delivered herewith (collectively, the “Disclosure Schedules”):

4. 1          Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect.

4.2           Authorization. The Company has full power and authority and has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance and delivery of the Shares The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

4.3           Capitalization. (a) Schedule 4.3(a) sets forth as of the date hereof (i) the authorized capital stock of the Company; (ii) the number of shares of capital stock issued and outstanding; (iii) the number of shares of capital stock issuable pursuant to the Company’s stock plans; and (iv) the number of shares of capital stock issuable and reserved for issuance pursuant to securities (other than the Shares) exercisable for, or convertible into or exchangeable for any shares of capital stock of the Company. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company. Except as described on Schedule 4.3(a), there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind and except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries is currently in negotiations for the issuance of any equity securities of any kind. Except as described on Schedule 4.3(a) and except for the Registration Rights Agreement, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the securityholders of the Company, or by or among securityholders of the Company, relating to the securities of the Company held by them. Except as provided in Schedule 4.3(a) and the Registration Rights Agreement, no Person has the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.

The issuance and sale of the Shares hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other Person (other than the Investors) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

The Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

(b) Except as set forth on Schedule 4.3(b), the Company has no Subsidiaries and no interest or investments in any Person. All of the issued and outstanding stock (or equivalent interests) of each Subsidiary set forth on Schedule 4.3(b) has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Company free and clear of any Liens and there are no rights, options or warrants outstanding or other agreements to acquire shares of stock (or equivalent interests) of such Subsidiary.

4.4           Valid Issuance. The Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all liabilities, debts, obligations, encumbrances, leases, indebtedness, liens, charges, security interests, and pledges, of whatever nature, whether fixed or contingent, disclosed or undisclosed, foreseen or unforeseen (“Liens”) (other than those created by the Investors), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.

4.5           Consents. Except as described on Schedule 4.5, the execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Shares require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods. Subject to the accuracy of the representations and warranties of each Investor set forth in Section 5 hereof, the Company has taken all action necessary to exempt (i) the issuance and sale of the Shares, and (ii) the other transactions contemplated by the Transaction Documents from the provisions of any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties may be subject and any anti-takeover provision of the Certificate of Incorporation or Bylaws that is or could reasonably be expected to become applicable to any Investor as a result of the transactions contemplated hereby, including without limitation, the issuance of the Shares and the ownership, disposition or voting of the Shares by any Investor or the exercise of any right granted to any Investor pursuant to this Agreement or the other Transaction Documents. Without limitation of the foregoing, for purposes of Section 203(a)(1) of the DGCL, the Board of Directors of the Company has approved the transaction resulting in each of the Investors becoming an Interested Stockholder (as defined in Section 203 of the DGCL).

4.6           Delivery of SEC Filings; Business. The Company has made available to the Investor through the EDGAR system, true and complete copies of the Company’s most recent Annual Report on Form 10-K and Amendment No. 1 thereto for the fiscal year ended December 31, 2011, and all other reports filed by the Company pursuant to the 1934 Act prior to the date hereof (collectively, the “SEC Filings”). The SEC Filings are the only periodic reports required of the Company pursuant to the 1934 Act. None of the Subsidiaries of the Company are required to file reports under the 1934 Act.

4.7           Use of Proceeds. The net proceeds of the sale of the Shares hereunder shall be used by the Company for working capital and general corporate purposes, including any potential acquisitions.

4.8           No Material Adverse Change. Since December 31, 2011, except as identified and described in the SEC Filings (excluding any disclosures set forth in any risk factors section or forward-looking statements contained therein), there has not been:

(a)          any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, except for changes in the ordinary course of business which have not had and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(b)          any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

(c)          any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company or its Subsidiaries;

(d)          any waiver, not in the ordinary course of business, by the Company or any Subsidiary of a material right or of a material debt owed to it;

(e)          any change or amendment to the Company's Certificate of Incorporation or Bylaws, or material change to any material contract or arrangement by which the Company or any Subsidiary is bound or to which any of their respective assets or properties is subject;

(f)          any material labor difficulties or labor union organizing activities with respect to employees of the Company or any Subsidiary;

(g)          any material transaction entered into by the Company or a Subsidiary other than in the ordinary course of business;

(h)          the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company or any Subsidiary;

(i)          any incurrence of any Lien on any material assets of the Company or any of its Subsidiaries;

(j)          any creation, incurrence or assumption, or agreement to create, incur or assume, any indebtedness for borrowed money in respect of the Company or its Subsidiaries or any entry by the Company or any of its Subsidiaries into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

(k)          any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP; or

(l)          any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

4.9           SEC Filings; S-3 Eligibility.

(a)          At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)          The Company is eligible to use Form S-3 to register the Registrable Securities (as such term is defined in the Registration Rights Agreement) for sale by each Investor as contemplated by the Registration Rights Agreement.

4.10         No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Securities (a) will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under (i) the Certificate of Incorporation or the Bylaws, both as in effect on the date hereof (true and complete copies of which have been made available to each Investor through the EDGAR system), (ii) any Law or any order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties, or (iii) the terms, conditions or provisions of any contract, agreement or other instrument to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary is bound or to which any of their respective assets or properties is subject, and (b) will not result in a right of termination, modification, cancellation or acceleration under such contracts, agreements or other instrument, except, in the case of clause (a)(ii), (a)(iii) and (b) only, such breaches, violations, defaults or rights that individually or in the aggregate would not cause a Material Adverse Effect.

4.11         Tax Matters. The Company and each Subsidiary has timely prepared and filed all tax returns required to have been filed by the Company or such Subsidiary with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it, except as would not have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any Subsidiary. All taxes and other assessments and levies that the Company or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens or claims pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary or any of their respective assets or property. There are no outstanding tax sharing agreements or other such arrangements between the Company and any Subsidiary or other corporation or entity.

4.12         Title to Properties. The Company and each Subsidiary have good and marketable title to all real properties and all other properties and assets owned by it, in each case free from Liens and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and the Company and each Subsidiary holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

4.13         Certificates, Authorizations and Permits. The Company and each Subsidiary possess adequate certificates, authorizations or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, except where the failure to possess such certificates, authorizations or permits has not had and could not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or such Subsidiary, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

4.14         Labor Matters.

(a)          Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreements or other agreements with labor organizations. Neither the Company nor any of its Subsidiaries has violated in any material respect any Laws, orders or contract terms, affecting the collective bargaining rights of employees, labor organizations or any Laws or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours.

(b)          (i) There are no labor disputes existing, or to the Company's Knowledge, threatened, involving strikes, slow-downs, work stoppages, job actions, disputes, lockouts or any other disruptions of or by the Company's or any of its Subsidiaries’ employees, (ii) there are no unfair labor practices or petitions for election pending or, to the Company's Knowledge, threatened before the National Labor Relations Board or any other federal, state or local labor commission relating to the Company's or any of its Subsidiaries’ employees, (iii) no demand for recognition or certification heretofore made by any labor organization or group of employees is pending with respect to the Company or any of its Subsidiaries and (iv) to the Company's Knowledge, the Company and its Subsidiaries enjoy good labor and employee relations with their respective employees and labor organizations.

(c)          The Company and its Subsidiaries are, and at all times have been, in compliance in all material respects with all applicable laws respecting employment (including, without limitation, laws relating to classification of employees and independent contractors) and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization. There are no claims pending against the Company or any of its Subsidiaries before the Equal Employment Opportunity Commission or any other administrative body or in any court asserting any violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination Act of 1967, 42 U.S.C. §§ 1981 or 1983 or any other federal, state or local Law, statute or ordinance barring discrimination in employment.

(d)          Except as disclosed in the SEC Filings, neither the Company nor any of its Subsidiaries is a party to, or bound by, any employment or other contract or agreement that contains any severance, termination pay or change of control liability or obligation, including, without limitation, any “excess parachute payment,” as defined in Section 280G(b) of the Internal Revenue Code.

(e)          Each employee of the Company is a person who is either a United States citizen or a permanent resident entitled to work in the United States. To the Company's Knowledge, the Company does not have any liability for the improper classification by the Company of such employees as independent contractors or leased employees prior to the Closing. Response Genetics, Ltd., the Company’s sole Subsidiary, has no employees.

4.15         Intellectual Property.

(a)          All Intellectual Property of the Company and its Subsidiaries is currently in compliance with all legal requirements (including, without limitation, timely filings, proofs and payments of fees) and is valid and enforceable. No Intellectual Property of the Company or its Subsidiaries which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted has been or is now involved in any cancellation or litigation, and, to the Company’s Knowledge, no such action is threatened. No patent of the Company or its Subsidiaries has been or is now involved in any interference, reissue, re-examination, cancellation or opposition proceeding.

(b)          All of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted to which the Company or any Subsidiary is a party or by which any of their assets are bound (other than  generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000 per license) (collectively, “License Agreements”) are valid and binding obligations of the Company or its Subsidiaries that are parties thereto and, to the Company’s Knowledge, the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and to the Company’s Knowledge there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Company or any of its Subsidiaries under any such License Agreement.

(c)          The Company and its Subsidiaries own or have the valid right to use all of the Intellectual Property that is necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted and for the ownership, maintenance and operation of the Company’s and its Subsidiaries’ properties and assets, free and clear of all liens, encumbrances, adverse claims or obligations to license all such owned Intellectual Property and Confidential Information, other than licenses entered into in the ordinary course of the Company’s and its Subsidiaries’ businesses. To the Company’s Knowledge, the Company and its Subsidiaries have a valid and enforceable right to use all third party Intellectual Property and Confidential Information used or held for use in the respective businesses of the Company and its Subsidiaries.

(d)          To the Company’s Knowledge, the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted does not infringe or otherwise impair or conflict with (collectively, “Infringe”) any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party, and, to the Company’s Knowledge, the Intellectual Property and Confidential Information of the Company and its Subsidiaries which are necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted are not being Infringed by any third party. There is no litigation or order pending or outstanding or, to the Company’s Knowledge, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property or Confidential Information of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ use of any Intellectual Property or Confidential Information owned by a third party, and, to the Company’s Knowledge, there is no valid basis for the same.

(e)          The consummation of the transactions contemplated hereby and by the other Transaction Documents will not result in the alteration, loss, impairment of or restriction on the Company’s or any of its Subsidiaries’ ownership or right to use any of the Intellectual Property or Confidential Information which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted.

(f)          The Company and its Subsidiaries have taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in their Intellectual Property and Confidential Information. To the Company’s Knowledge, each employee, consultant and contractor who has had access to Confidential Information which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted has agreed to maintain the confidentiality of such Confidential Information. Except under confidentiality obligations, to the Company’s Knowledge, there has been no material disclosure of any of the Company’s or its Subsidiaries’ Confidential Information to any third party.

4.16         Environmental Matters. Neither the Company nor any Subsidiary is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to the Company’s Knowledge, threatened investigation that might lead to such a claim.

4.17         Litigation. Except as described in the SEC Filings, there are no pending material actions, suits or proceedings against or affecting the Company, its Subsidiaries or any of its or their properties; and to the Company’s Knowledge, no such actions, suits or proceedings are threatened or contemplated,. Neither the Company nor any Subsidiary, nor, to the Company’s Knowledge, any director or officer thereof, is or since September 1, 2007 has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Company’s Knowledge, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the 1933 Act or the 1934 Act.

4.18         Financial Statements. The financial statements included in each SEC Filing present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the 1934 Act). Except as set forth in the financial statements of the Company included in the SEC Filings, neither the Company nor any of its Subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

4.19         Insurance Coverage. The Company and each Subsidiary maintains in full force and effect insurance coverage that its Board of Directors has determined is reasonable for the business being conducted and properties owned or leased by the Company and each Subsidiary, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

4.20         Compliance with Nasdaq Continued Listing Requirements. Except as described on Schedule 4.20, the Company is in compliance with applicable Nasdaq continued listing requirements. There are no proceedings pending or, to the Company’s Knowledge, threatened against the Company relating to the continued listing of the Common Stock on Nasdaq and the Company has not received any notice of, nor except as set forth on Schedule 4.20 to the Company’s Knowledge is there any basis for, the delisting of the Common Stock from Nasdaq.

4.21         No Directed Selling Efforts or General Solicitation. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Shares.

4.22         No Integrated Offering. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) of the 1933 Act for the exemption from registration for the transactions contemplated hereby or would require registration of the Shares under the 1933 Act.

4.23         Private Placement. Subject to the accuracy of the representations and warranties of each Investor set forth in Section 5 hereof, the offer and sale of the Shares to each Investor as contemplated hereby is exempt from the registration requirements of the 1933 Act.

4.24         Questionable Payments. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective current or former stockholders, directors, officers, employees, agents or other Persons acting on behalf of the Company or any Subsidiary, has on behalf of the Company or any Subsidiary or in connection with their respective businesses: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Company or any Subsidiary; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.25         Transactions with Affiliates. Except as disclosed in the SEC Filings, none of the officers or directors of the Company and none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than as holders of stock options and/or warrants, and for services as employees, officers and directors), including, without limitation, any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Company’s Knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.26         Internal Controls. The Company is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002, as amended, currently applicable to the Company. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in 1934 Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including the Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed periodic report under the 1934 Act, as the case may be, is being prepared. The Company's certifying officers have evaluated the effectiveness of the Company's controls and procedures as of the end of the period covered by the most recently filed periodic report under the 1934 Act (such date, the "Evaluation Date"). The Company presented in its most recently filed periodic report under the 1934 Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company's internal controls (as such term is defined in Item 308 of Regulation S-K) or, to the Company's Knowledge, in other factors that could reasonably be expected to significantly affect the Company's internal controls. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the 1934 Act.

4.27         Compliance with Laws. Except as set forth in the SEC Filings, neither the Company nor any of its Subsidiaries, is, or since September 1, 2007, has been, in violation of any Laws in any material respect or any order, decree or injunction applicable to the Company or any of its Subsidiaries.

5.          Representations and Warranties of Investors. Each Investor, severally and solely with respect to itself and not jointly, hereby represents and warrants to the Company that:

5.1           Organization and Existence. Such Investor is either an individual or a validly existing corporation, limited partnership or limited liability company and has all requisite corporate, partnership or limited liability company power and authority to invest in the Shares to be purchased by such Investor pursuant to this Agreement, and to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise carry out its obligations hereunder and thereunder.

5.2           Authorization. The execution, delivery and performance by the Investor of the Transaction Documents to which such Investor is a party have been duly authorized and each will constitute the valid and legally binding obligation of such Investor, enforceable against the Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

5.3           Purchase Entirely for Own Account. The Shares to be received by such Investor hereunder will be acquired for such Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities Laws. Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Shares for any period of time. Such Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.4           Investment Experience. Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Shares to be purchased by such Investor and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.5           Disclosure of Information. Such Investor has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Shares. Such Investor acknowledges receipt of copies of the SEC Filings.

5.6           Restricted Securities. Such Investor understands that the Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In connection with any transfer of Shares to a transferee other than (i) pursuant to an effective registration statement or Rule 144, (ii) to the Company or (iii) to an Affiliate of such Investor, such Investor understands that the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act. As a condition of transfer, such transferee (other than under (i), (ii) or (iii) above) shall agree in writing to be bound by the terms of this Agreement and shall have the rights of such Investor under this Agreement and the Registration Rights Agreement.

5.7           Legends. It is understood that, except as provided below, certificates evidencing the Shares may bear the following or any similar legend:

(a)          “The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or any state securities laws. The securities represented hereby may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold without restriction pursuant to Rule 144, or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933 or qualification under applicable state securities laws.”

(b)          If required by the authorities of any state in connection with the issuance or sale of the Shares, the legend required by such state authority.

5.8           Accredited Investor. Such Investor is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act.

5.9           No General Solicitation. Such Investor did not learn of the investment in the Shares as a result of any general solicitation or general advertising.

5.10         Prohibited Transactions. Since the earlier of (a) such time as such Investor was first contacted by the Company or any other Person acting on behalf of the Company regarding the transactions contemplated hereby or (b) thirty (30) days prior to the date hereof, neither such Investor nor any Affiliate of such Investor which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to such Investor’s investments or trading or information concerning such Investor’s investments, including in respect of the Shares, or (z) is subject to such Investor’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) has, directly or indirectly, effected or agreed to effect any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the 1934 Act) with respect to the Common Stock, granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derived any significant part of its value from the Common Stock or otherwise sought to hedge its position in the Shares (each, a “Prohibited Transaction”). Prior to the earliest to occur of (i) the termination of this Agreement, (ii) the Effective Date or (iii) the Effectiveness Deadline, such Investor shall not, and shall cause its Trading Affiliates not to, engage, directly or indirectly, in a Prohibited Transaction.

6.          Covenants and Agreements of the Company.

6.1           No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to each Investor under the Transaction Documents.

6.2           Insurance. The Company shall not materially reduce the insurance coverages described in Section 4.19.

6.3           Compliance with Laws. The Company will comply in all material respects with all applicable Laws, orders and decrees of all governmental authorities.

6.4           Listing of Underlying Shares and Related Matters. The Company shall take all necessary action to cause the Shares to be listed on Nasdaq as soon as practicable on or after the Closing Date. Without limiting the generality of the foregoing, no later than five Business Days after the Closing Date, the Company shall file with Nasdaq a Notification Form: Listing of Additional Shares for the listing of the Shares on Nasdaq, a copy of which shall be provided to each Investor. Further, if the Company applies to have its Common Stock or other securities traded on any other principal stock exchange or market, it shall include in such application the Shares and will take such other action as is necessary to cause such Common Stock to be so listed. The Company will use commercially reasonable efforts to continue the listing and trading of its Common Stock on Nasdaq and, in accordance therewith, will use commercially reasonable efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

6.5           Termination of Covenants. The provisions of Sections 6.1 through 6.4 shall terminate and be of no further force and effect on the date on which the Company’s obligations under the Registration Rights Agreement to register or maintain the effectiveness of any registration covering the Registrable Securities (as such term is defined in the Registration Rights Agreement) shall terminate.

6.6           Removal of Legends. In connection with any sale or disposition of the Shares by any Investor pursuant to Rule 144 or pursuant to any other exemption under the 1933 Act such that the purchaser acquires freely tradable shares and upon compliance by such Investor with the requirements of this Agreement, the Company shall cause the transfer agent for the Common Stock (the “Transfer Agent”) to issue replacement certificates representing the Shares sold or disposed of without restrictive legends. Upon the earlier of (i) registration for resale pursuant to the Registration Rights Agreement or (ii) the Shares becoming freely tradable by a non-affiliate pursuant to Rule 144 the Company shall (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall reissue a certificate representing shares of Common Stock without legends upon receipt by such Transfer Agent of the legended certificates for such shares, together with either (1) a customary representation by such Investor that Rule 144 applies to the shares of Common Stock represented thereby or (2) a statement by such Investor that such Investor has sold the shares of Common Stock represented thereby in accordance with the Plan of Distribution contained in the Registration Statement, and (B) cause its counsel to deliver to the Transfer Agent one or more blanket opinions to the effect that the removal of such legends in such circumstances may be effected under the 1933 Act. From and after the earlier of such dates, upon such Investor’s written request, the Company shall promptly cause certificates evidencing such Investor’s Shares to be replaced with certificates which do not bear such restrictive legends.

6.7           Board Observer Rights. For so long as the GSK Investor or its Affiliates own at least 50% of the Shares set forth opposite the GSK Investor’s name on Exhibit A hereto, the GSK Investor may from time to time by written notice to the Company designate one (1) person as a non-voting observer to attend all meetings of the Board of Directors of the Company (the “Observer”), which Observer may be removed and replaced at any time by the GSK Investor. During any period in which the GSK Investor has so designated an Observer, the Company shall: (a) provide the Observer notice of all regular meetings and all special meetings of the Board of Directors in the same manner and at the same time notice is provided to members of the Board of Directors provided that the GSK Investor acknowledges that special meetings of the Board of Directors may be held with short notice from time to time depending on the needs of the Company and the unavailability of the Observer to attend any such meetings shall not affect the scheduling and/or proceeding of any such special meeting of the Board of Directors; (b) permit the Observer to attend such meetings as an observer (either in person or by telephone, as applicable, and with respect to in person meetings, upon request by the Observer, by telephone) provided that the Observer may be required by the Board of Directors to temporarily leave a meeting of the Board of Directors (i) if the presence of the Observer at such time would reasonably be expected to prevent the Company from asserting the attorney-client or attorney work product privilege with respect to matters discussed before the Board of Directors at such time or (ii) if matters will be discussed or decided relating to transactions in which the GSK Investor or any Affiliate thereof or the Observer has a material direct or indirect interest; and (c) provide to the Observer a copy of all materials made available by the Company to the Board of Directors prior to or at such meetings or otherwise (provided that to the extent that the Company determines that the GSK Investor, its Affiliates or the Observer have a conflict of interest with respect to the subject matter of any such materials or such provision would reasonably be expected to prevent the Company from asserting the attorney-client or attorney work product privilege, the Company may redact such information from the materials) contemporaneously with delivery to the members of the Board of Directors, as applicable. The GSK Investor acknowledges and agrees that upon exercise of its rights under this Section 6.7, the GSK Investor may receive material non-public “inside information” of the Company or its Subsidiaries provided to the Observer either at any meeting of the Board of Directors that the Observer attends or furnished to the Observer pursuant to this Section 6.7 as material distributed to the members of the Board of Directors. The GSK Investor hereby agrees to comply with all applicable securities Laws with respect to any material non-public information obtained by the Observer pursuant to the rights granted to the GSK Investor under this Section 6.7. The right of the GSK Investor to designate an Observer under this Section 6.7 shall not in any way be limited, restricted or prohibited by the fact that an Observer is not appointed as of the date hereof.

6.8           Opinion of Counsel. On the Closing Date, the Company shall deliver to the Investors an opinion from Willkie Farr & Gallagher LLP, the Company’s counsel, dated as of the Closing Date in the form attached hereto as Exhibit C.

7.          Survival and Indemnification.

7.1           Survival. Except as otherwise set forth herein, the representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement for a period of one year.

7.2           Indemnification. The Company agrees to indemnify and hold harmless each Investor and its Affiliates and their respective directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person.

7.3           Conduct of Indemnification Proceedings. Promptly after receipt by any Person (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section 7.2, such Indemnified Person shall promptly notify the Company in writing and the Company shall assume the defense thereof, including, without limitation, the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (ii) in the reasonable judgment of counsel to such Indemnified Person representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Company shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Company shall indemnify and hold harmless such Indemnified Person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

8.          Miscellaneous.

8.1           Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investors, as applicable, provided, however, that an Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring some or all of its Shares in a transaction complying with applicable securities laws without the prior written consent of the Company or the other Investors, provided further that the Company may assign its rights and delegate its duties hereunder to any surviving or successor corporation in connection with a merger or consolidation of the Company with another corporation, or a sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation, without the prior written consent of any Investor except as required by law. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.2           Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and transmitted via facsimile, or by portable document format via electronic mail, which shall be deemed an original.

8.3           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.4           Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

Response Genetics, Inc.

1640 Marengo Street

6th Floor

Los Angeles, California 90033

Attention:   Thomas Bologna

Fax:              (323) 276-2296

With a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019-6099

Attention:    Steven A. Seidman
                      Laura L. Delanoy

Fax:	(212) 728-9763

If to an Investor:

to the address of such Investor set forth on Exhibit A hereto.

8.5           Expenses. The parties hereto shall pay their own costs and expenses in connection herewith; it being understood that each of the Company and Investors has relied for such matters on the advice of its own respective counsel.

8.6           Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the affected Investor; provided, however, that no such amendment or waiver which adversely affects any Investor shall be binding on such Investor without its written consent. Any amendment or waiver effected in accordance with this Section 8.6 shall be binding upon each holder of any Shares purchased under this Agreement at the time outstanding, each future holder of all such Shares, and the Company.

8.7           Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or any Investor without the prior consent of the Company (in the case of a release or announcement by any Investor) or each Investor (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case (and with respect to each filing and press release described in this Section 8.7) the Company or any Investor, as the case may be, shall allow such Investor or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance. By 8:30 a.m. (New York City time) on the trading day immediately following the Closing Date, the Company shall issue a press release disclosing the consummation of the transactions contemplated by this Agreement in the form set forth in Exhibit D. Promptly following the Closing Date, the GSK Investor shall issue a press release with respect to the transactions contemplated by this Agreement in substantially the form set forth in Exhibit E. No later than the fourth trading day following the Closing Date, the Company will file a Current Report on Form 8-K attaching the press release issued by the Company as well as copies of the Transaction Documents. In addition, the Company will make such other filings and notices in the manner and time required by the SEC or Nasdaq.

8.8           Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

8.9           Entire Agreement. This Agreement, including the Exhibits and the Disclosure Schedules, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof and thereof.

8.10         Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

8.11         Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each of the parties hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

The Company:	RESPONSE GENETICS, INC.

	By:	/s/ Thomas A. Bologna
Name: Thomas A. Bologna
Title: Chairman & Chief Executive Officer

[Signature Page – Purchase Agreement]

Investor:	GLAXO GROUP LIMITED

	By:	/s/ Paul Williamson
Name: Paul Williamson
Title: Authorized Signatory
For and on behalf of
The Wellcome Foundation Limited
Corporate Director

[Signature Page – Purchase Agreement]

Investor:	SWIFTCURRENT PARTNERS L.P.

	By:	/s/ Michael Tierney
Name: Michael Tierney
Title: Chief Financial Officer,
Bridger Management LLC,
Investment Advisor to Swiftcurrent Partners, L.P.

SWIFTCURRENT OFFSHORE, LTD.

	By:	/s/ Michael Tierney
Name: Michael Tierney
Title: Chief Financial Officer,
Bridger Management LLC,
Investment Advisor to Swiftcurrent Offshore, Ltd.

[Signature Page – Purchase Agreement]

EXHIBIT A

Investors; Notice Address; Shares; and Purchase Price

Investors and Notice Address	Shares	Price Per Share	Purchase Price
Glaxo Group Limited Glaxo Wellcome House Berkeley Avenue Greenford Middlesex UB6 0NN England	5,000,000	$1.10	$5,500,000
Swiftcurrent Partners, L.P. c/o Bridger Capital LLC 90 Park Avenue, 40th Fl. New York, NY 10016	1,424,000	$1.10	$1,566,400
Swiftcurrent Offshore, Ltd. c/o Bridger Capital LLC 90 Park Avenue, 40th Fl. New York, NY 10016	1,576,000	$1.10	$1,733,600

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

Please see Exhibit 10.2 of the 8-K filed herewith which sets forth the Registration Rights Agreement.

EXHIBIT C

FORM OF OPINION OF WILLKIE FARR & GALLAGHER LLP

1.          The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now conducted and to own its properties.

2.          The Company has the corporate power and authority and has taken all requisite corporate action necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company under the Transaction Documents, and (iii) the authorization, issuance and delivery of the Shares. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

3.          The Shares have been duly authorized and, when issued, sold and delivered against payment therefor in accordance with the provisions of the Agreement, will be duly and validly issued, fully paid and non-assessable and free of any preemptive rights under the statutory provisions of the DGCL, the Company’s Certificate of Incorporation or By-laws, each as amended to date, or any Material Agreement (as defined in Paragraph 6 below).

4.          To our knowledge, no Person is entitled to any preemptive right, right of first refusal or similar rights with respect to the issuance of the Shares.

5.          The execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Shares require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official known to us other than those that have been made or obtained which are in full force and effect and post-sale filings pursuant to applicable state and federal securities laws.

6.          The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Shares do not and will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company’s Certificate of Incorporation or Bylaws, each as amended to date, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, known to us and having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties or (iii) any of the material contracts, instruments or arrangements by which the Company or any Subsidiary is bound or to which any of their respective assets or properties is subject, as of the date hereof (“Material Agreements”), each of which is set forth in Annex I hereto.

7.          Assuming the representations made by the Investors in the Transaction Documents are true and correct, the initial sale of the Shares as contemplated by the Transaction Documents is exempt from the registration and prospectus delivery requirements of the 1933 Act.

EXHIBIT D

COMPANY PRESS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Company Contact:
Peter Rahmer	Thomas A. Bologna
Trout Group	Response Genetics, Inc.
646-378-2973	323-276-6060

Response Genetics Raises $8.8 Million in Financing

Company to Present at UBS Global Life Sciences in NYC on September 20, 2012

LOS ANGELES, September 13, 2012 – Response Genetics, Inc. (Nasdaq: RGDX) announced today that it has entered into a purchase agreement with GlaxoSmithKline and one of its existing significant stockholders to raise $8.8 million from the private placement of 8,000,000 newly issued shares of its common stock at a purchase price of $1.10 per share.

The signing of the purchase agreement and closing of the financing occurred today, Thursday, September 13, 2012.

“We are pleased to welcome GlaxoSmithKline as a new investor, given our long standing relationship,” said Thomas Bologna, chairman and chief executive officer of Response Genetics, Inc. “The capital raised will help support our continued efforts in building a sustainable business of high value genetic tests for cancer patients as well as a premier pharmaceutical services business. Going forward we will continue to implement additional operational efficiencies, as evidenced by our improved financial performance relative to the fourth and subsequent quarters of last year, and will also increase our focus and efforts on growing top line revenue.”

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from the registration requirements. Response Genetics, Inc. has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issued in the private placement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy Response Genetics, Inc.’s common stock.

Thomas A. Bologna, Response Genetic's chairman & chief executive officer, will present at the UBS 2012 Global Life Sciences Conference taking place at the Grand Hyatt in New York City on Thursday, September 20, 2012 at 11:00 a.m. ET.

Interested investors can access a live webcast of the presentation by going to the Investor Relations tab on the Response Genetics website: www.responsegenetics.com. A replay of the webcast will be made available on the company's website for 60 days.

About Response Genetics, Inc.

Response Genetics, Inc. (the “Company”) is a CLIA-certified clinical laboratory focused on the development and sale of molecular diagnostic testing services for cancer. The Company’s technologies enable extraction and analysis of genetic information from genes derived from tumor samples stored as formalin-fixed and paraffin-embedded specimens. The Company’s principal customers include oncologists and pathologists. In addition to diagnostic testing services, the Company generates revenue from the sales of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. The Company’s headquarters is located in Los Angeles, California. For more information, please visit www.responsegenetics.com.

Forward-Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of the Company related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions, such as the ability of the Company, to provide clinical testing services to the medical community, to continue to expand its sales force, to continue to build its digital pathology initiative, to attract and retain qualified management, to continue to provide clinical trial support to pharmaceutical clients, to enter into new collaborations with pharmaceutical clients, to enter into areas of companion diagnostics, to continue to execute on its business strategy and operations, to continue to analyze cancer samples and the potential for using the results of this research to develop diagnostic tests for cancer, the usefulness of genetic information to tailor treatment to patients, successfully consummate the transactions contemplated by a purchase agreement or to successfully file a registration statement with the SEC, and other statements identified by words such as “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions.

These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the SEC. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

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EXHIBIT E

GSK INVESTOR PRESS RELEASE

GSK to acquire five million shares in Response Genetics for US$1.10 per share in cash

Issued: XX September 2012, London UK

GlaxoSmithKline plc (LSE: GSK) today announces that it has acquired five million newly issued shares of Response Genetics Inc. (RGI) (NASDAQ: RGDX) common stock at a purchase price of US$1.10 per share in cash. As a result, GSK now owns approximately 15.2% of the expanded share capital of RGI.

This transaction builds on the relationship GSK and RGI have been building over the years in the diagnostics field of oncology and vaccines. RGI performs companion diagnostic tests and other related activities for GSK’s immunotherapies and oncology pipeline candidates.

GlaxoSmithKline – one of the world’s leading research-based pharmaceutical and healthcare companies – is committed to improving the quality of human life by enabling people to do more, feel better and live longer.  For further information please visit www.gsk.com.